EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING ON SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing on Schedule 13D.  Such transactions involved the sale of shares on the Nasdaq National Market System.

Date	Type	Price	Shares
6/10/2009	Sale	$4.76	300000
6/10/2009	Sale	4.77	11919
6/10/2009	Sale	4.78	1396
6/11/2009	Sale	4.77	55611
6/12/2009	Sale	4.77	4596
6/12/2009	Sale	4.775	1400
6/12/2009	Sale	4.7775	1492
6/12/2009	Sale	4.78	12202
6/15/2009	Sale	4.76	315000
6/15/2009	Sale	4.765	1000
6/15/2009	Sale	4.767	100
6/15/2009	Sale	4.7675	600
6/15/2009	Sale	4.77	10300